                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 8)*



                               ELDORADO BANCORP
                               (Name of Issuer)


                                 COMMON STOCK
                        (Title of Class of Securities)


                                  284679 10 7
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  1 of 6 Pages

                                 SCHEDULE 13G

- --------------------------                                  --------------------
CUSIP NO. 284679 10 7                                        PAGE 2 OF 6 PAGES
- --------------------------                                  --------------------
- -----------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ELDORADO BANCORP STOCK BONUS PLAN
- -----------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                (a) [ ]

                                                                (b) [ ]
- -----------------------------------------------------------------------------
3       SEC USE ONLY


- -----------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        CALIFORNIA

- -----------------------------------------------------------------------------
                            5      SOLE VOTING POWER

       NUMBER OF                                            3,700

        SHARES             --------------------------------------------------

     BENEFICIALLY           6       SHARED VOTING POWER

       OWNED BY

         EACH                                              117,167

       REPORTING           --------------------------------------------------

        PERSON              7       SOLE DISPOSITIVE POWER

         WITH
                                                             -0-
                           --------------------------------------------------
                            8       SHARED DISPOSITIVE POWER

                                                           120,867
- -----------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         120,867
- -----------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

- -----------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                            4.38%
- -----------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

              EP
=============================================================================

                                  2 of 6 Pages

ITEM 1      (A)   NAME OF ISSUER:
                  --------------
                  Eldorado Bancorp

            (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------
                  19100 Von Karman Avenue, Suite 550
                  Irvine, CA  92715

ITEM 2      (A)   NAME OF PERSON FILING:
                  ---------------------
                  Eldorado Bancorp Stock Bonus Plan

            (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  ------------------------------------
                  19100 Von Karman Avenue, Suite 550
                  Irvine, CA  92715

            (C)   CITIZENSHIP:
                  -----------
                  U.S.

            (D)   TITLE OF CLASS OF SECURITIES:
                  -----------------------------
                  Common Stock

            (E)   CUSIP NUMBER:
                  ------------
                  284679 10 7

ITEM 3      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B),
            ------------------------------------------------------------------
            CHECK WHETHER THE PERSON FILING IS A:
            ------------------------------------

                  (a)   [ ]  Broker or Dealer registered under Section 15 of the
                             Act.

                  (b)   [ ]  Bank as defined in Section 3(a)(6) of the Act.

                  (c)   [ ]  Insurance Company as defined in Section 3(a)(19) of
                             the Act.

                  (d)   [ ]  Investment Company registered under Section 8 of
                             the Investment Company Act.

                  (e)   [ ]  Investment Adviser registered under Section 203 of
                             the Investment Advisors Act of 1940.

                  (f)   [x]  Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or Endowment Fund; see (P) 240.13d-1(b)(1)(ii)(F).

                  (g)   [ ]  Parent Holding Company, in accordance with (P)
                             240.13d-1(b)(ii)(G).

                  (h)   [ ]  Group, in accordance with (P) 240.13d-
                             1(b)(1)(ii)(H).

                                  3 of 6 Pages

ITEM 4    OWNERSHIP.
          ---------

          Not applicable.


ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          ---------------------------------------------------------------

          The Plan holds these securities on behalf of the employees of the issuer or its subsidiaries who are participants in the Plan. Beneficiaries of the Plan have the right to receive dividends from, and proceeds from the sale of, the Shares held in their respective segregated accounts at the times specified in the agreement creating the Plan.


ITEM 7    IDENTIFICATION AND CLARIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          ---------------------------------------------------------------------
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          --------------------------------------------------------

          Not Applicable.


ITEM 8    IDENTIFICATION AND CLARIFICATION OF MEMBERS OF THE GROUP.
          --------------------------------------------------------

          Not Applicable.


ITEM 9    NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------

          Not Applicable.

                                  4 of 6 Pages

ITEM 10   CERTIFICATION.
          -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  5 of 6 Pages

                                   SIGNATURE
                                   ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   Date:          February 13             , 1995
                                         ---------------------------------


                                   ELDORADO BANCORP STOCK BONUS PLAN



                                   By:       /s/ J.B. CROWELL
                                       -----------------------------------------
                                             J.B. Crowell, Trustee



                                   By:       /s/ DAVID R. BROWN
                                       -----------------------------------------
                                             David R. Brown, Trustee



                                   By:       /s/ ELAINE P. CROUCH
                                       -----------------------------------------
                                             Elaine P. Crouch, Trustee

                                  6 of 6 Pages